Exhibit 3.1

CERTIFICATE OF FORMATION

OF

AQUILEX HOLDINGS LLC

This Certificate of Formation of Aquilex Holdings LLC (the “Company”) has been duly executed and is being filed by an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time.

1. Name. The name of the limited liability company formed hereby is “Aquilex Holdings LLC.”

2. Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 21st day of December, 2006.

/s/ CD Whalen
Name:	CD Whalen
Title:	Authorized Person